Exhibit 10.13

FAX LETTER

September 3, 1996

Mr. Danny Phillips
92 Agamemnon Road
West Hempstead
London NWG 1EH
UK

Dear Danny:

This letter is an addendum to the letter faxed to you on August 28, 1996 to clarify some additional points related to your employment with Advanstar Communications.

•	You will be provided with an office located within our Santa Ana, California Advanstar location.

•

You will be provided with 3 weeks’ (15 days) vacation as part of your compensation package which will be earned at your one yeah anniversary, however at six months you will earn half the time. You will begin earning for weeks vacation at your two year anniversary date. After that, you will remain at four weeks vacation and follow Advanstar’s standard vacation policy described in the employee handbook.

•	Please initial all correspondence sent to you and fax back to Roni Arnold, Human Resources Manager, at 714/513-8622 so we have a record that you received all of it.

•

Danny, also clarification regarding the severance guarantee: The six months’ severance guarantee (if you are terminated for any reason other than voluntary departure of for cause) is paid according to your base pay at the time of departure, and projected bonus/incentive potential is not calculated into this figure. However, any bonuses earned at the time of departure would be paid according to what you had accrued.

•	I have attached more specific information on our medical plan for your review.

If you have any questions about this or any other information you have received from us, please do not hesitate to contact me.

Sincerely,

/s/ GLENN ROGERS

Glenn Rogers
Group Vice President

August 28, 1996

Mr. Danny Phillips
92 Agamemnon Road
West Hempstead
London NWG 1EH
UK

Dear Danny:

This letter is written on behalf of Advanstar Communications, with regard to the position of Group Publisher for the publications America’s Network, Telecom Asia, and Comunicaciones. We are very pleased to offer you the position, which was thoroughly discussed with you previously, at a base annualized salary of $160,000 with a $30,000 bonus/incentive arrangement. Also included in this offer is the guarantee of six months severance pay if your employment with Advanstar Communications is terminated for any reason other than your voluntary departure or for cause.

To further explain the $30,000 bonus/incentive opportunity for you: our bonus plans work on an achieved “target” basis. If your achieve the budgeted annual contribution target for the group of magazines, you will receive $30,000. However, there is a very nice accelerator associated with these plans that provide an opportunity to as much as triple this incentive bonus if you achieve 118 percent of more of your budgeted contribution target. Details of your 1996097 bonus arrangement will be fully explained in writing under separate cover once a budget is finalized. Your arrangement will be modeled after the following example:

Budgeted	% of		% of
Contribution	Target	Pay	Bonus
$826,000	118%	$90,000	300%
$777,000	111%	$60,000	200%	Target (Example)
$749,000	107%	$45,000	150%
$700,000	100%	$30,000	100%
$665,000	95%	$18,000	60%
$630,000	90%	$12,000	40%

In addition to the above we will provide a relocation package for you as is described in the relocation package sent to you previously.

As described to you in my previous letter of July 22, you will be eligible for the first of the month following your date of employment to be enrolled in our group medical and dental coverage as well as company provided group term life insurance and accidental death and dismemberment insurance. We will also provide an opportunity for you to participate in your company sponsored 401(k) savings and investment plan the first of the month following one year of employment. Detailed explanations of your benefit plans along with the enrollment materials will be sent to you under separate cover.

Danny, once again, on behalf of Advanstar Communications and our Publishing Division, we extend the warmest welcome greeting to your and are most confident that you will be able to provide the necessary leadership to continue the successful growth of these valuable properties. Congratulations and the very best to you with this new opportunity.

Sincerely,

/s/ Glenn Rogers

Glenn A. Rogers
Group Vice President

cc:         Phil Stocker, title
Roni Arnold, title